Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Partners Money Market Trust of our report dated October 19, 2023, relating to the financial statements and financial highlights, which appears in Western Asset Government Reserves’ Annual Report on Form N-CSR for the year ended August 31, 2023. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

December 18, 2023

PricewaterhouseCoopers LLP, 100 East Pratt Street, Suite 2600, Baltimore, MD 21202 T: (410) 783 7600, F: (410) 783 7680, www.pwc.com/us